Exhibit 99.1

Molson Coors Reports Higher Net Sales and Underlying After-Tax Income for the First Quarter

First Quarter 2012 Highlights

  Net income from continuing operations attributable to MCBC: $79.4 million, -3.9% ($0.44 per diluted share, unchanged)(1)
  Underlying after-tax income(2): $85.3 million, +4.5% ($0.47 per diluted share, +9.3%)
  Net sales: $691.4 million, +0.1%
  Worldwide beer volume: 9.9 million hectoliters, -0.4%
  Coors Light sales to retail: +4%, driven by volume growth and market share gains in Canada, the U.S. and U.K.
  Drove growth in premium brands, including Rickard’s, Creemore and Granville Island in Canada; Blue Moon and Leinenkugel’s in the U.S.; and Cobra and Doom Bar in the U.K.

DENVER & MONTREAL--(BUSINESS WIRE)--May 8, 2012--Molson Coors Brewing Company (NYSE: TAP; TSX) today reported 0.1 percent higher net sales and a 4.5 percent increase in underlying after-tax income for the first quarter 2012, driven by positive beer pricing and sales mix across the Company. Underlying earnings per share from continuing operations increased 9.3 percent to $0.47 per diluted share. Net income from continuing operations attributable to MCBC (a U.S. GAAP earnings measure) decreased 3.9 percent primarily due to $6.1 million of StarBev acquisition-related expenses, which have been excluded from underlying results.

Molson Coors president and chief executive officer Peter Swinburn said, “In the first quarter, underlying earnings per share grew 9.3 percent on positive beer pricing and sales mix across our company, along with continued results from cost-savings initiatives and stock repurchases in the second half of last year. By segment, the U.S. posted a strong quarter, with underlying earnings growing nearly 17 percent, while U.K. and Canada underlying pretax income declined from a year ago. The U.S. benefited from its strongest net sales per hectoliter quarter in three years. In Canada and the U.K., we faced margin pressure from higher pension and input inflation, as well as increased marketing investments in the U.K. and cycling one-time costs in Canada. Despite the challenges, we continued to invest in our key brands across our company and to fill our innovation pipeline.

“Immediately following the first quarter, on April 3rd we announced our agreement to buy StarBev, the largest brewing business in Central Europe for €2.65 billion (or approximately $3.54 billion). We believe that we have a clear path to completing the StarBev purchase by the end of the second quarter. Our focus, as always, is on value creation – and the acquisition of StarBev offers a unique opportunity to significantly enhance our growth profile by acquiring leading brands in attractive Central European markets, which we believe have promising growth potential for our top line and bottom line.”

Cost Savings Highlights

In the first quarter, the Company delivered $10 million of Resources for Growth Two (RFG2) cost reductions.

MillerCoors achieved cost savings of $25 million in the first quarter. Molson Coors benefits from 42 percent of these cost savings.

Foreign Exchange

The Company’s first quarter results include the impact of unfavorable foreign currency movements, which decreased underlying pretax income by approximately $2 million.

Effective Income Tax Rates

The Company’s first quarter effective income tax rate was 18 percent on a reported basis and 17 percent on an underlying basis. The Company estimates that its underlying effective tax rate will be in the range of 17 percent to 21 percent for full year 2012, assuming no further changes in tax laws.

Debt

Total debt at the end of the first quarter was $2.0 billion, and cash and cash equivalents totaled $836 million, resulting in net debt of $1.2 billion. These debt balances do not include $1.9 billion of StarBev acquisition-related debt issued on May 3, 2012.

1st Quarter Business Segment Results

Following are the Company’s first quarter 2012 results by business segment:

Canada Business

Canada underlying pretax income decreased 15.4 percent to $46.0 million in the quarter, driven by $4.3 million higher pension expense this year, cycling the release of a $3.8 million indirect tax reserve in the first quarter of 2011, and a $2 million negative impact from foreign exchange. The Canadian dollar declined 1.6 percent versus the U.S. dollar. Increased net pricing and income from the addition of North American Breweries (NAB) contract brewing was almost entirely offset by input inflation and lower volumes.

Sales-to-retail (STRs) decreased 0.5 percent in the first quarter due to declines in the West. Our Canada market share declined approximately one-half share point from a year ago on estimated industry growth of 1.3 percent. First quarter sales volume in Canada declined 1.6 percent, largely due to a year-over-year reduction in import brand inventories.

Net sales per hectoliter increased more than 5 percent in local currency, with half driven by continued positive pricing and the remainder due to the addition of NAB contract sales, partially offset by negative sales mix.

Cost of goods sold (COGS) per hectoliter increased almost 11 percent in local currency, with nearly half of the increase due to the cost of brewing beer under our NAB contract and the remainder driven by input inflation and higher pension costs.

Marketing general & administrative (MG&A) expense increased 2 percent in local currency largely due to cycling the release of an indirect tax reserve in the prior year.

United States Business (MillerCoors)(3)

Molson Coors underlying U.S. segment pretax income increased 16.8 percent to $118.9 million in the quarter.

MillerCoors Operating and Financial Highlights

MillerCoors underlying net income for the quarter, excluding special items in 2011, increased 16.6 percent to $275.3 million, driven by positive pricing growth, cost management and favorable mix.

MillerCoors domestic STRs declined 1.6 percent on a trading-day-adjusted basis. Domestic sales-to-wholesalers (STWs) declined 0.9 percent.

Domestic net revenue per hectoliter, which excludes contract brewing and company-owned-distributor sales, grew 3.9 percent primarily due to strong overall price and mix performance. Total company net revenue per hectoliter, including contract brewing and company-owned distributor sales, increased by 3.8 percent for the quarter. Third-party contract brewing volumes were up by 5.7 percent.

COGS per hectoliter increased 0.9 percent in the quarter driven by packaging innovation, higher freight, brand premiumization and brewing material costs, partially offset by cost savings initiatives.

MG&A costs increased 3.7 percent for the quarter to $410.8 million, due to the one-time receipt of $14 million from a third party in 2011 and an increase in short-term and long-term employee incentive expenses this year. These increases were partially offset by the re-phasing of certain marketing programs to the upcoming three quarters.

Depreciation and amortization expenses for MillerCoors in the first quarter were $71.1 million, and additions to tangible and intangible assets totaled $46.4 million.

United Kingdom Business

First quarter underlying pretax income decreased by $5.7 million to a loss of $1.1 million, primarily due to higher marketing and non-cash pension expense, partly offset by higher owned-brand net pricing and lower general and administrative costs. These results reflect minimal profit impact from a 2 percent depreciation of the British Pound versus the US Dollar.

U.K. STRs declined 3.9 percent reflecting the adverse timing impact of the 53rd week in 2011 and customer buy-in ahead of our January 2012 price increase. Our market share in the quarter increased slightly driven by strong on-premise performance. By comparison, U.K. beer industry volumes declined by nearly 5 percent.

Net sales per hectoliter decreased approximately 1 percent in local currency due to a reduction in sales of non-owned, or factored, beverages, along with lower pricing in the off-premise as a result of competitive market dynamics and adverse customer mix. This was partly offset by positive on-premise pricing, which drove overall favorable owned-brand pricing.

COGS per hectoliter declined slightly in local currency, driven by results of cost savings initiatives and lower factored product costs, offset by input inflation and higher pension expense.

MG&A expenses increased nearly 4 percent in local currency, due to higher marketing investments and pension expense this year, partially offset by lower overhead costs.

International Business

The International segment posted an underlying pretax loss of $8.6 million in the first quarter, up from $7.5 million a year ago due to increased expense from the addition of costs related to the Cobra India business and infrastructure investments.

International STRs increased nearly 24 percent due to the addition of Ukraine and India sales, along with Coors Light growth in Latin America. Excluding royalty sales (primarily in Mexico and Europe), International volume grew 15.5 percent. Net sales increased more than 30 percent, driven by volume growth and positive sales mix, including higher sales of Zima and Modelo brands in Japan. Cost of goods per hectoliter increased 15 percent primarily due to sales mix shift. International MG&A expense increased 20 percent, driven by incremental brand investments in priority markets, along with infrastructure investments.

Corporate

Underlying Corporate expenses totaled $52.2 million pretax for the first quarter. This reduction of $2.6 million was primarily due to lower interest expense.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying pretax earnings.

During the quarter, Molson Coors special and other non-core items resulted in a $6.4 million pretax charge, driven by $6.1 million of StarBev acquisition-related expenses in Corporate G&A and $4.5 million of restructuring charges in the UK, Canada and Corporate, largely offset by the release of a non-income-related tax reserve of $3.5 million in the U.K. and a $0.5 million unrealized mark-to-market gain on aluminum and diesel hedges in Corporate COGS.

MillerCoors did not report special charges in the first quarter of 2012.

2012 First Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2012 first quarter results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 2:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on August 7, 2012. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) Unless otherwise indicated, all $ amounts are in U.S. Dollars and all quarterly comparative results are for the Company’s fiscal first quarter ended March 31, 2012, compared to the fiscal first quarter ended March 26, 2011. Additionally, all per-hectoliter results exclude contract brewing and non-owned factored beverage volume in the denominator but include the financial impact of these sales in the numerator, unless otherwise indicated.

(2) The Company calculates non-GAAP underlying after-tax income by excluding special and other non-core items from the nearest U.S. GAAP earnings measure, which is net income from continuing operations attributable to MCBC. To calculate underlying after-tax income in the first quarter, the Company excluded non-core gains, losses and expenses, as well as special items. For further details, please see the section “Special and Other Non-Core Items,” along with tables for reconciliations to the nearest U.S. GAAP measures.

(3) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 4).

Overview of Molson Coors

Molson Coors Brewing Company is one of the world’s largest brewers. The Company’s operating segments include Canada, the United States, the United Kingdom, and Molson Coors International (MCI). The Company has a diverse portfolio of owned and partner brands, including signature brands Coors Light, Molson Canadian and Carling. Molson Coors is listed on the 2011 Dow Jones Sustainability Index (DJSI), the most recognized global benchmark of sustainability among global corporations. The DJSI assesses how companies manage risks and seize opportunities across a wide range of economic, environmental and social dimensions. For more information on Molson Coors Brewing Company, visit the company’s web site, www.molsoncoors.com.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, our ability to successfully integrate StarBev, retain key employees and achieve planned cost synergies; our ability to obtain necessary regulatory approvals for the acquisition; pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; impact of competitive pricing and product pressures; our ability to implement our strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; the ability of MillerCoors to integrate operations and technologies; lack of full-control over the operations of MillerCoors; the ability of MillerCoors to maintain good relationships with its distributors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 31, 2011, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measure

Molson Coors Brewing Company
Table 1: 2012 First Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions, Except Per Share Data)
(Note: Some numbers may not sum due to rounding.)
	2012 1st Q	2011 1st Q
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:	79.4	82.6
Per diluted share:	$0.44	$0.44
Add back/(less):
Pretax special items - net	1.5	-
Proportionate share of MillerCoors special items - net(1)	-	0.6
Loss related to Foster's total return swap(2)	-	(0.8)
Environmental litigation reserve(2)	-	0.2
Unrealized gain related to commodity swaps(3)	(0.5)	-
StarBev acquisition costs(4)	6.1	-
Reversal of one-time employee related expenses(5)	(0.7)
Tax effects related to special and other non-core items	(0.5)	(1.0)
Non-GAAP: Underlying after-tax income:	85.3	81.6
Per diluted share:	$0.47	$0.43
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) Included in Other Income (Expense), net
(3) Included in Cost of Goods Sold
(4) Included in Marketing, General and Administrative expenses
(5) ($0.3 million) included in Cost of Goods Sold and ($0.4 million) included in Marketing, General and Administrative expenses

Molson Coors Brewing Company
Table 2: 2012 First Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions)
(Note: Some numbers may not sum due to rounding.)
	Business					Total
	Canada	U.S.	U.K.	MCI	Corporate	Consolidated
U.S. GAAP: 2012 1st Q Income (loss) from continuing operations before income taxes	$43.9	$118.9	$1.3	$(8.6)	$(58.9)	$96.6
Add back/(less):
Pretax special items - net	2.1	-	(1.7)	-	1.1	1.5
Unrealized gain related to commodity swaps(1)	-	-	-	-	(0.5)	(0.5)
StarBev acquisition costs(2)	-	-	-	-	6.1	6.1
Reversal of one-time employee related expenses(3)	-	-	(0.7)	-	-	(0.7)
Non-GAAP: 2012 1st Q underlying pretax income (loss)	$46.0	$118.9	$(1.1)	$(8.6)	$(52.2)	$103.0
Percent change 2012 1st Q vs. 2011 1st Q underlying pretax income (loss)	(15.4%)	16.8%	(123.9%)	(14.7%)	4.7%	4.6%
U.S. GAAP: 2011 1st Q Income (loss) from continuing operations before income taxes	$52.2	$101.2	$6.8	$(7.5)	$(54.2)	$98.5
Add back/(less):
Pretax special items - net	2.2	-	(2.2)	-	-	-
Proportionate share of MillerCoors pretax special items - net(4)	-	0.6	-	-	-	0.6
Loss related to Foster's total return swap(5)	-	-	-	-	(0.8)	(0.8)
Environmental litigation reserve(5)	-	-	-	-	0.2	0.2
Non-GAAP: 2011 1st Q underlying pretax income (loss)	$54.4	$101.8	$4.6	$(7.5)	$(54.8)	$98.5
Notes:
(1) Included in Cost of Goods Sold
(2) Included in Marketing, General and Administrative expenses
(3) ($0.3 million) included in Cost of Goods Sold and ($0.4 million) included in Marketing, General and Administrative expenses
(4) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(5) Included in Other Income (Expense), net

MillerCoors LLC
Table 3: Underlying Net Income
(Net Income Attributable to MillerCoors, Excluding Special Items)
(In Millions)
	Three Months Ended
	March 31, 2012	March 31, 2011

U.S. GAAP - Net income attributable to MillerCoors:	$275.3	$234.7
Add back: Special items, net	-	1.4
Non-GAAP - Underlying net income:	$275.3	$236.1

Pretax and after-tax underlying income should be viewed as a supplement to, not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Our management uses underlying income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that underlying income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.

Molson Coors Brewing Company
Table 4: Reconciliation of Net Income Attributable to MillerCoors to MCBC U.S. Segment Underlying Pretax Income (Excluding Special Items)
(In Millions)
(Note: Some numbers may not sum due to rounding.)

	Three Months Ended
	March 31, 2012	March 26, 2011
Net Income Attributable to MillerCoors	$275.3	$234.7
Multiply: MCBC economic interest % in MillerCoors	42%	42%
MCBC proportionate share of MillerCoors net income	$115.6	$98.6
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (1)	0.4	2.4
Add: Share-based compensation adjustment (2)	2.9	0.2
MCBC Equity Income in MillerCoors (U.S. GAAP)	$118.9	$101.2

Add: Proportionate share of MillerCoors special items (3)	-	0.6
MCBC U.S. Segment Underlying Pretax Income (Non-GAAP)	$118.9	$101.8

Notes:
(1) Our net investment in MillerCoors is based on the carrying values of the net assets contributed to the joint venture which is less than our proportional share of underlying equity (42%) of MillerCoors (contributed by both Coors Brewing Company and Miller Brewing Company) by approximately $588 million as of March 31, 2012. This difference, with the exception of goodwill and land, is being amortized as additional equity income over the remaining useful lives of the contributed long-lived amortizing assets.
(2) The net adjustment is to record 100% of share-based compensation associated with pre-existing equity awards to be settled in MCBC Class B common stock held by former CBC employees now employed by MillerCoors and to eliminate all share-based compensation impacts related to pre-existing SABMiller plc equity awards held by former Miller Brewing Company employees now employed by MillerCoors.
(3) MillerCoors special items were net charges of zero for Q1 2012 and $1.4 million for Q1 2011. MCBC's proportionate share equals 42% of these net special charges. The tax effect of adjustments to arrive at underlying after-tax income attributable to MillerCoors, a non-GAAP measure, is calculated based on the estimated tax rate applicable to the item(s) being adjusted in the period in which they arose.

Molson Coors Brewing Company Table 5: Worldwide Beer Volume (In Millions of Hectoliters)
	Thirteen Weeks Ended
	March 31, 2012	March 26, 2011	% Change

Financial Volume:	3.605	3.678	(2.0%)
Royalty Volume:	0.100	0.069	44.9%
Owned Volume:	3.705	3.747	(1.1%)
Proportionate Share of Equity Investment Sales-to-Retail(1):	6.216	6.216	0.0%
Total Worldwide Beer Volume:	9.921	9.963	(0.4%)

Notes:

(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments (MillerCoors and Modelo Molson) sales-to-retail for the periods presented.

Molson Coors Brewing Company and Subsidiaries Table 6: Condensed Consolidated Statements of Operations (In Millions, Except Per Share Data) (Unaudited)

	Thirteen Weeks Ended
	March 31, 2012	March 26, 2011

Volume in hectoliters	3.605	3.678

Sales	$1,008.1	$997.3
Excise taxes	(316.7)	(306.9)
Net sales	691.4	690.4
Cost of goods sold	(438.8)	(427.2)
Gross profit	252.6	263.2
Marketing, general and administrative expenses	(248.2)	(238.4)
Special items, net	(1.5)	-
Equity income in MillerCoors	118.9	101.2
Operating income	121.8	126.0
Interest expense, net	(23.8)	(26.8)
Other income (expense), net	(1.4)	(0.7)
Income from continuing operations before income taxes	96.6	98.5
Income tax expense	(17.3)	(16.1)
Income from continuing operations	79.3	82.4
Income from discontinued operations, net of tax	0.1	0.3
Net income	79.4	82.7
Less: Net income attributable to noncontrolling interests	0.1	0.2
Net income attributable to MCBC	$79.5	$82.9

Basic income (loss) per share:
From continuing operations attributable to MCBC	$0.44	$0.44
From discontinued operations attributable to MCBC	-	-
Basic net income per share	$0.44	$0.44

Diluted income (loss) per share:
From continuing operations attributable to MCBC	$0.44	$0.44
From discontinued operations attributable to MCBC	-	-
Diluted net income per share	$0.44	$0.44

Weighted average shares - basic	180.3	186.9
Weighted average shares - diluted	181.7	188.7

Dividends per share	$0.32	$0.28

Amount attributable to MCBC
Income from continuing operations, net of tax	$79.4	$82.6
Income from discontinued operations, net of tax	0.1	0.3
Net income attributable to MCBC	$79.5	$82.9

Molson Coors Brewing Company and Subsidiaries Table 7: Canada Segment Results of Operations (In Millions) (Unaudited)

	Thirteen Weeks Ended
	March 31, 2012	March 26, 2011

Volume in hectoliters	1.686	1.713

Sales	$527.6	$519.2
Excise taxes	(125.3)	(125.4)
Net sales	402.3	393.8
Cost of goods sold	(242.4)	(225.1)
Gross profit	159.9	168.7
Marketing, general and administrative expenses	(113.0)	(112.5)
Special items, net	(2.1)	(2.2)
Operating income	44.8	54.0
Other income (expense), net	(0.9)	(1.8)
Income before income taxes	$43.9	$52.2

Molson Coors Brewing Company and Subsidiaries Table 8: United Kingdom Segment Results of Operations (In Millions) (Unaudited)

	Thirteen Weeks Ended
	March 31, 2012	March 26, 2011

Volume in hectoliters (1)	1.739	1.771

Sales (1)	$450.0	$453.7
Excise taxes	(186.6)	(179.0)
Net sales (1)	263.4	274.7
Cost of goods sold	(181.0)	(188.0)
Gross profit	82.4	86.7
Marketing, general and administrative expenses	(83.8)	(82.4)
Special items, net	1.7	2.2
Operating income	0.3	6.5
Interest income, net	1.5	1.5
Other income (expense), net	(0.5)	(1.2)
Income before income taxes	$1.3	$6.8

Notes:
(1) Reflects gross segment sales which include intercompany sales to MCI of 0.044 million hectoliters and $2.7 million of sales for the first quarter of 2012. The offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries Table 9: Molson Coors International Results of Operations (In Millions) (Unaudited)

	Thirteen Weeks Ended
	March 31, 2012	March 26, 2011

Volume in hectoliters	0.224	0.194

Sales	$32.9	$24.1
Excise taxes	(4.8)	(2.5)
Net Sales	28.1	21.6
Cost of goods sold (1)	(18.5)	(13.9)
Gross profit	9.6	7.7
Marketing, general and administrative expenses	(18.3)	(15.2)
Special items, net	-	-
Operating loss	(8.7)	(7.5)
Other income (expense), net	0.1	-
(Loss) income before income taxes	$(8.6)	$(7.5)

Notes:
(1) Reflects gross segment amounts which include intercompany cost of goods sold from the U.K. of $2.7 million for the first quarter of 2012. The offset is included within U.K. net sales. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries Table 10: Corporate Results of Operations (In Millions) (Unaudited)

	Thirteen Weeks Ended
	March 31, 2012	March 26, 2011

Volume in hectoliters	0.000	0.000

Sales	$ 0.3	$ 0.3
Excise taxes	-	-
Net Sales	0.3	0.3
Cost of goods sold	0.4	(0.2)
Gross profit	0.7	0.1
Marketing, general and administrative expenses	(33.1)	(28.3)
Special items, net	(1.1)	-
Operating loss	(33.5)	(28.2)
Interest expense, net	(25.3)	(28.3)
Other income (expense), net	(0.1)	2.3
(Loss) income before income taxes	$ (58.9)	$ (54.2)

MillerCoors LLC (1) Table 11: Results of Operations (In Millions) (Unaudited)
	Three Months Ended
	March 31, 2012	March 31, 2011

Volume in hectoliters	17.358	17.401

Sales	$2,034.6	$1,975.3
Excise taxes	(274.8)	(276.2)
Net sales	1,759.8	1,699.1
Cost of goods sold	(1,070.0)	(1,063.0)
Gross profit	689.8	636.1
Marketing, general and administrative expenses	(410.8)	(396.0)
Special items, net	-	(1.4)
Operating income	279.0	238.7
Other income (expense), net	1.3	(0.4)
Income before income taxes	280.3	238.3
Income tax expense	(0.7)	(1.5)
Net income	279.6	236.8
Less: Net income attributable to noncontrolling interests	(4.3)	(2.1)
Net income attributable to MillerCoors	$275.3	$234.7

Notes:
(1) Economic ownership of MillerCoors is 58% held by SABMiller and 42% held by Molson Coors. See Table 4 in the release for a reconciliation from Net Income Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).

Molson Coors Brewing Company and Subsidiaries Table 12: Condensed Consolidated Balance Sheets (In Millions) (Unaudited)

	As of
	March 31, 2012	December 31, 2011
Assets

Cash and cash equivalents	$836.3	$1,078.9
Receivables, net	646.1	726.0
Inventories, net	256.4	207.2
Other, net	135.4	105.9
Total current assets	1,874.2	2,118.0

Properties, net	1,455.3	1,430.1
Goodwill and intangibles, net	6,174.3	6,039.3
Investment in MillerCoors	2,613.1	2,487.9
Other, net	319.3	348.5
Total assets	$12,436.2	$12,423.8

Liabilities and Equity

Accounts payable	$205.6	$301.2
Accrued expenses and other, net	806.2	929.1
Current portion of long-term debt and short-term borrowings	48.2	46.9
Total current liabilities	1,060.0	1,277.2

Long-term debt	1,950.4	1,914.9
Pension and post-retirement benefits	708.1	697.5
Other, net	869.8	844.0
Total liabilities	4,588.3	4,733.6

Total MCBC stockholders' equity	7,807.3	7,647.9
Noncontrolling interests	40.6	42.3
Total equity	7,847.9	7,690.2
Total liabilities and equity	$12,436.2	$12,423.8

Molson Coors Brewing Company and Subsidiaries Table 13: Condensed Consolidated Statements of Cash Flows (In Millions) (Unaudited)

	Thirteen Weeks Ended
	March 31, 2012	March 26, 2011
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$79.4	$82.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53.4	51.0
Amortization of debt issuance costs and discounts	5.6	5.3
Equity Income in MillerCoors	(118.9)	(101.2)
Distributions from MillerCoors	118.9	101.2
Change in working capital and other, net	(88.0)	(94.0)
Net cash provided by operating activities	$50.4	$45.0

Cash flows from investing activities:
Additions to properties	$(33.8)	$(34.3)
Proceeds from sales of properties and intangible assets	0.8	1.2
Acquisition of businesses, net of cash acquired	-	(29.4)
Proceeds from settlement of derivative instruments	-	15.4
Payments on settlement of debt-related derivatives	(110.6)	-
Investment in MillerCoors	(236.0)	(277.2)
Return of capital from MillerCoors	124.6	177.5
Investment in and advances to an unconsolidated affiliate	(4.6)	-
Other, net	1.4	2.2
Net cash used in investing activities	$(258.2)	$(144.6)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	$19.7	$4.3
Dividends paid	(57.8)	(52.1)
Net borrowings of debt	(10.9)	6.8
Other, net	3.1	(9.1)
Net cash used in financing activities	$(45.9)	$(50.1)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	$(253.7)	$(149.7)
Effect of foreign exchange rate changes on cash and cash equivalents	11.1	13.8
Balance at beginning of year	1,078.9	1,217.6
Balance at end of period	$836.3	$1,081.7

CONTACT:
Molson Coors Brewing Company
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334